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                                                                      EXHIBIT 12

             RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

     The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

                            FIVE MONTHS
    YEARS ENDED JULY 31,       ENDED       YEAR ENDED
    ---------------------   DECEMBER 31,   DECEMBER 31
    1996    1997    1998        1998          1999
    ----    -----   -----   ------------   -----------
     4.9     3.5     3.0        3.1            2.2

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

           CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          YEAR ENDED DECEMBER 31, 1999
                         (DOLLAR AMOUNTS IN THOUSANDS)

(Private) Earnings:
  Net income................................................  $149,513
  Interest expense (including amortization of debt discount
     and issuing costs).....................................    81,412
  Equity in loss of affiliates..............................     3,169
  Other adjustments.........................................       452
                                                              --------
                                                              $234,546
                                                              ========
Fixed Charges:
  Interest expense (including amortization of debt discount
     and issuing costs).....................................  $ 81,412
  Capitalized interest......................................       126
  Preferred stock dividends.................................    22,777
  Other adjustments.........................................       374
                                                              --------
                                                              $104,689
                                                              ========
Ratio of Earnings to Fixed Charges..........................       2.2